                                                                                                           Ex. 99.1
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
The National Security Group, Inc. Releases Third Quarter Earnings

Elba, Alabama (November, 12, 2010)… The National Security Group, Inc. (the  Company) (Nasdaq: NSEC), today reported results for  the  quarter and nine months ended September 30, 2010 and 2009, based on accounting principles generally accepted in the United States of America, as follows:

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009

REVENUES
Net premiums earned	$15,248,000	$14,357,000	$46,189,000	$44,950,000
Net investment income	1,175,000	1,603,000	3,696,000	4,214,000
Net realized investment gains (losses)	75,000	79,000	1,433,000	(151,000)
Other Income	259,000	208,000	814,000	541,000

Total Revenues	16,757,000	16,247,000	52,132,000	49,554,000

BENEFITS AND EXPENSES
Policyholder benefits paid or provided	10,096,000	9,131,000	29,630,000	28,237,000
Policy acquisition costs	3,082,000	3,432,000	8,800,000	9,699,000
General expenses	2,792,000	2,483,000	7,532,000	6,979,000
Taxes, licenses and fees	525,000	376,000	1,492,000	1,356,000
Interest expense	294,000	277,000	859,000	842,000
Total Expenses
	16,789,000	15,699,000	48,313,000	47,113,000

(Loss) Income Before Income Taxes	(32,000)	548,000	3,819,000	2,441,000

INCOME TAX (BENEFIT) EXPENSE	(255,000)	(103,000)	888,000	217,000

Net Income	$223,000	$651,000	$2,931,000	$2,224,000

For the quarter ended September 30, 2010, the Company had net income of $223,000 ($0.09 per share) compared to net income of $651,000 ($0.26 per share) for the same period last year.  The most significant factors contributing to the decline in the third quarter of 2010 were a $965,000 increase in policyholder benefits paid or provided coupled with a $309,000 increase in general expenses.  The 10.6% increase in policyholder benefits paid or provided was largely related to a $659,000 increase in losses paid during the third quarter of 2010 compared to the same period last year in the P&C segment combined with a $320,000 increase in death and maturity benefits in the Life segment for the same time period.  The 12.4% increase in general expenses was primarily related to litigation expense.  Positively impacting the quarter were an $891,000 ($0.36 per share) increase in net premiums earned as well as a $350,000 reduction in policy acquisition costs.

For the nine-months ended September 30, 2010, the Company had net income of $2,931,000 ($1.19 per share) compared to net income of $2,224,000 ($0.90 per share) for the same period last year.  The year-to-date increase of $1,584,000 in net realized investment gains was the primary reason for the improvement in net income in 2010 compared to the same period in 2009.  The increase in year-to-date net income was partially offset by a $1,393,000 increase in policyholder benefits paid or provided.  Year-to-date incurred losses were up in the first nine-months of 2010 in the life segment as well as in the homeowners and automobile programs in the P&C segment compared to the same period last year.

At September 30, 2010, the Company had aggregate equity capital, unrealized investment gains (net of income taxes) and retained earnings of $44,870,000 ($18.19 per share), up $3,702,000 ($1.50 per share) compared to $41,168,000 ($16.69 per share) at December 31, 2009.  Factors contributing to the change in equity for the nine months ended September 30, 2010 were year-to-date net income of $2,931,000, recoveries in market values of fixed maturities and equity securities of $2,312,000, a net loss on interest rate swaps of $431,000 and dividends paid of $1,110,000.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states.  For more financial information please visit the investor section our website www.nationalsecuritygroup.com.

        Contact:         Brian McLeod, CFO & Treasurer
The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323